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                                                                    EXHIBIT 23.2

                        CONSENT OF INDEPENDENT AUDITORS

We consent to the use in this Registration Statement of Acclaim Entertainment, Inc. of our report dated December 8, 1995, incorporated by reference in the Prospectus, which is a part of such Registration Statement, and to the use of our name as it appears under the caption 'Experts.'

Our report dated December 8, 1995 contains an emphasis paragraph as to uncertainty relating to the eventual outcome of certain class action lawsuits. The fiscal 1995 consolidated financial statements do not include any provision for any liability that might result upon the resolution of these matters.

                                          GRANT THORNTON LLP

New York, New York
May 4, 1998